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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Amendment No. 1 to Form S-3, No. 333-107284) of URS Corporation for the shelf registration of common stock, preferred stock, various series of debt securities, and warrants to purchase any such securities and to the incorporation by reference therein of our report dated July 25, 2002, with respect to the consolidated financial statements of EG&G Technical Services, Inc. and Subsidiary as of December 28, 2001 and for the year then ended included in URS Corporation's current report on Form 8-K/A filed on November 5, 2002, with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

July 31, 2003
McLean, Virginia